Exhibit 10.2

FIRST AMENDMENT

TO

POWELL INDUSTRIES, INC.

2014 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

This First Amendment (this “First Amendment”) to that certain Powell Industries, Inc. 2014 Non-Employee Director Equity Incentive Plan (the “Plan”) of Powell Industries, Inc., a Delaware corporation (the “Company”), is adopted as of December 15, 2021, subject to the approval of the stockholders of the Company. All capitalized and undefined terms used herein shall have the meanings ascribed to such terms in the Plan.

WHEREAS, pursuant to subsection 17(a) of the Plan, the Board of Directors of the Company (the “Board”) may at any time amend the Plan;

WHEREAS, pursuant to subsection 17(b) of the Plan, the Company shall obtain stockholder approval of any amendment to the Plan to the extent necessary to comply with Applicable Laws; and

WHEREAS, the Board unanimously approved this First Amendment to (i) increase the number of Shares that may be issued pursuant to all Awards under the Plan and (ii) extend the term of the Plan, as set forth herein, subject to the approval of the stockholders of the Company, and has recommended that the stockholders of the Company approve this First Amendment.

NOW, THEREFORE, in connection with the foregoing, the Plan is hereby amended as follows, subject to approval by the stockholders of the Company:

1. Subsection 3(a) is hereby deleted in its entirety and replaced with the following:

“(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued pursuant to all Awards under the Plan is 350,000 Shares, including the remaining shares available for issuance under the Prior Plans, plus the amount of outstanding Common Stock subject to Lapsed Awards (defined below) under the Prior Plans. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, the number of Shares so tendered shall again be available for issuance pursuant to future Awards under the Plan.”

2. Section 16 is hereby deleted in its entirety and replaced with the following:

“16 Board and Stockholder Approval; Term of Plan. The Plan became effective on December 2, 2013, subject to approval from the Company’s stockholders. Unless terminated earlier under Section 18 of the Plan, the Plan shall continue in effect until the later of (i) December 2, 2023 and (ii) if the Company’s stockholders approve the amendment to the term of the Plan at the Company’s 2022 annual meeting of stockholders, December 16, 2031.”

Except as amended and modified by this First Amendment, the Plan shall continue in full force and effect, and the Plan and this First Amendment shall be construed as one and the same instrument.

The foregoing is hereby acknowledged as being the First Amendment to the Plan, as adopted by the Board on December 15, 2021, subject to approval by the Company’s stockholders.

POWELL INDUSTRIES, INC.

By:	/s/ Brett A. Cope
Name:	Brett A. Cope
Title:	President and Chief Executive Officer